                                                                     Exhibit 4.8


            AMENDMENT NUMBER ONE TO SECOND AMENDED AND RESTATED LOAN
                             AND SECURITY AGREEMENT




                 This Amendment Number One to Second Amended and Restated Loan and Security Agreement ("Amendment") is entered into as of April 12, 1996, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and GREYHOUND LINES, INC., a Delaware corporation ("Borrower"), in light of the following:

                 FACT ONE: Borrower and Foothill have previously entered into that certain Second Amended and Restated Loan and Security Agreement, dated as of June 5, 1995 (the "Agreement").

                 FACT TWO: Borrower and Foothill desire to amend the Agreement as provided for and on the conditions herein.


                 NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Agreement as follows:


                 1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

                 2.  AMENDMENTS.

                     (a) The definition of "Core Bus Collateral" is hereby amended to read as follows:

                     "'Core Bus Collateral' means those Vehicles which are
                 owned by Borrower on the Closing Date, and those that have been pledged to Foothill subsequent to the Closing Date, including any Vehicles included in Tranche A Additional Collateral, but excluding any Vehicles included in Tranche B Collateral, all as listed on Schedule C-1 as the same may be supplemented from time to time."

                     (b) The definition of "Current Asset Sublimit" is hereby amended to read as follows:



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       "'Current Asset Sublimit' means Two Million Five Hundred Thousand Dollars
($2,500,000)."

                     (c) Clause (i) of the definition of "Maximum Credit" is hereby amended to read as follows:

                     "(i) Eighty Million Dollars ($80,000,000),"

                     (d) The definition of "Maximum Tranche B Credit Amount" is hereby amended to read as follows:

                     "'Maximum Tranche B Credit Amount' means Thirty
                 Million Dollars ($30,000,000), as reduced from time to time pursuant to Section 3.7."

                     (e) The definition of "Subsidiary Security Agreements" is hereby amended to read as follows:

                     "Subsidiary Security Agreements" means those certain
                 security agreements executed or to be executed by the Pledged Subsidiaries from time to time in order to grant to Foothill a security interest in that portion of the Tranche A Additional Collateral that is owned by such Pledged Subsidiaries, together with any and all schedules and/or exhibits thereto, as such security agreements may be amended from time to time in accordance with the terms thereof.

                     (f) The definition of "Tranche A Additional Collateral" is hereby amended to read as follows:

                          "Tranche A Additional Collateral" means the Vehicles
                 or buses that are owned by either Borrower or a Pledged Subsidiary, and that are or have been pledged to Foothill subsequent to the Closing Date or have been redesignated from Tranche B Collateral subsequent to the Closing Date, in each case specifically to secure the Tranche A Borrowing Base pursuant to the terms of this Agreement.

                     (g) Section 2.1 (a) of the Agreement is hereby amended to read as follows:

                          (a) Subject to the terms and conditions of this Agreement, including the amount of the Maximum Credit and the Maximum Borrowing Amount, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the sum of:

                          (i) the lesser of: (x) eighty-five percent (85%) of Borrower's Eligible Accounts, net of reserves established pursuant to Section 2.1(b); (y) an amount equal to Borrower's total cash collections from all sources for the immediately preceding thirty (30) calendar day period; and (z) the Current Asset Sublimit;





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                          plus    (ii)  Forty-Seven Million Five Hundred
                 Thousand Dollars ($47,500,000), which amount is subject to reduction and/or increase in accordance with the terms of this
                 Section 2.1(a)(ii) and Section 3.6 (the "Tranche A Borrowing Base").

                          The amount of the Tranche A Borrowing Base shall
                 automatically be reduced in amounts which equal: (1) One Million Seven Hundred Thousand Dollars ($1,700,000) per quarter (the "Quarterly Reduction"), commencing October 15, 1997 and continuing on the first day of each January, April, July and October thereafter; (2) the higher of (x) one hundred percent (100%) of the net proceeds received from the sale of any of the Core Bus Collateral after the date of this Agreement and (y) the minimum release price for the Core Bus Collateral to be established by Foothill in its reasonable credit judgment; (3) the higher of (x) one hundred percent (100%) of the net proceeds received from the sale of any of the Core Real Property Collateral after the date of this Agreement and (y) the minimum release price for the Core Real Property Collateral to be established by Foothill in its sole and absolute discretion; and (4) ten percent (10%) of the net proceeds, which exceed an aggregate total of Fifteen Million Dollars ($15,000,000), from the sale, subsequent to January 1, 1995, of any Real Property (other than Core Real Property Collateral). In lieu of making the dollar reductions of the Tranche A Borrowing Base scheduled for October 15, 1997 and January 15, 1998, as set forth in clause (1) of the prior sentence, Borrower may elect to pledge to Foothill, to support the Tranche A Borrowing Base, Tranche A Additional Collateral consisting of buses having an aggregate bulk wholesale value of at least 125% of such scheduled dollar reduction of the Tranche A Borrowing Base, or redesignate as Tranche A Additional Collateral certain Vehicles currently constituting Tranche B Collateral having an aggregate bulk wholesale value of at least 125% of such scheduled dollar reduction of the Tranche A Borrowing Base.

                          plus(iii)  such amount as shall be made available in
                 accordance with the terms of this Section 2.1(a)(iii) (the "Tranche B Borrowing Base"). The amount of the Tranche B Borrowing Base shall be equal to seventy-five percent (75%) of Borrower's actual cost (excluding costs of acquisition and transportation) of the Tranche B Collateral in which Foothill has been granted a first priority, perfected security interest from time to time by Borrower to either activate or increase, as the case may be, the Tranche B Borrowing Base (the product thereof being rounded down to the nearest One Million Dollar ($1,000,000) if the amount over a One Million Dollar ($1,000,000) increment is Five Hundred Thousand Dollars ($500,000), or less, or rounded up to the nearest One Million Dollar ($1,000,000) increment if the amount over a One Million Dollar ($1,000,000) increment is more than Five Hundred Thousand Dollars ($500,000)); provided, however, the availability and amount of the Tranche B Borrowing Base is subject to the amount of the Maximum Credit, and in no event shall the amount of the Tranche B Borrowing Base ever exceed the Maximum Tranche B Credit Amount; provided, further, prior to the activation or any increase, as the case may be, of the Tranche





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         B Borrowing Base, Borrower shall have taken such actions with respect to such Tranche B Collateral as Foothill shall require in accordance with Section 4.4. For each separate item of Tranche B Collateral pledged to Foothill in accordance with the terms of this Section 2.1(a)(iii), the Tranche B Borrowing Base shall thereafter be reduced on the first day of the thirteenth month following the date that such Tranche B Collateral was pledged to Foothill, and continuing on the first day of each third month thereafter by an amount equal to five percent (5%) of the Tranche B Borrowing Base attributable to such Tranche B Collateral pledged to Foothill. Concurrently with each such quarterly reduction, Borrower shall make a principal reduction payment to Foothill in such amount as shall be required in order to reduce the principal balance of advances owing under the Tranche B Borrowing Base to the amount of the Tranche B Borrowing Base, as so reduced on such date, together with all accrued but unpaid interest on the amount of such principal reduction payment calculated in accordance with Section
         2.5. At Borrower's request, so long as an Event of Default is not continuing, Foothill shall release any security interests previously granted to it in and upon the Tranche B Collateral, or any portion thereof, or shall redesignate as Tranche A Additional Collateral certain Vehicles presently constituting Tranche B Collateral; provided, however, that concurrently therewith, the Tranche B Borrowing Base shall be reduced to an amount equal to seventy-five percent (75%) of Borrower's actual cost (excluding costs of acquisition and transportation) of the Tranche B Collateral, if any, which thereafter remains subject to Foothill's security interest and is designated as Tranche B Collateral (the product thereof being rounded down to the nearest One Million Dollar ($1,000,000) increment); provided, further, that prior to any release or redesignation of the Tranche B Collateral, Borrower shall have made a principal reduction payment to Foothill in such amount as shall be required in order to reduce the principal balance of advances owing under the Tranche B Borrowing Base to the amount of the Tranche B Borrowing Base, as reduced by the amount of such release and/or redesignation of the Tranche B Collateral, together with all accrued but unpaid interest on the amount of such principal reduction payment.

                          (h)  Clauses (ii) and (iii) of the definition of
"Permitted Acquisition" is hereby amended to read as follows:

                          "(ii) the company, once acquired by Borrower, will be
                 at least twenty five percent (25%) owned by Borrower; and
                 (iii) the purchase price paid by Borrower for its interest in such company, in the aggregate with the purchase price paid by Borrower for all other interests in companies meeting the conditions of clauses (i) and (ii) of this definition during the term of this Agreement, is equal to or less than Twenty Million Dollars ($20,000,000), including cash, notes issued by Borrower and/or funded debt that is assumed by Borrower."

                          (i)  Clause (i) of the definition of "Permitted Note
Redemptions" is hereby amended to read as follows:





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                          "(i) up to Thirty Three Million Dollars ($33,000,000)
in face amount of Senior Notes; and"

                          (j)  Clause (ii) of Section 2.2 (a) of the Agreement
is hereby amended to read as follows:

                          "(ii) Thirty Five Million Dollars ($35,000,000)."

                          (k)  Section 2.8 of the Agreement is hereby amended
by deleting the reference therein to ""Additional Tranche A Collateral" and replacing it with "Tranche A Additional Collateral".

                          (l)  Section 3.3 is hereby amended by deleting the
date "May 31, 1998" and replacing it with the date "January 15, 1999".

                          (m)  Sections 3.5, 3.6, and 3.7 of the Agreement  are
hereby amended in their entirety to read as follows:

                          3.5 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement prior to the Maturity Date by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees to be held as cash collateral), provided, however, that such prepayment shall also be accompanied by a premium (the "Early Termination Premium") in an amount equal to that percent of the Maximum Credit, in effect at the time of such termination, which is indicated in the table below opposite the applicable period in which such termination occurs:

                                  Period:                           Percent of Maximum Credit:
                                  ------                            -------------------------
         Closing Date to and including January 15, 1997                      2%
         January 16, 1997 to and including July 15, 1997                     1%
         July 16, 1997 to and including January 15, 1998                     3/8%
         January 16, 1998 up to, but not including,                          1/8%
         the Maturity Date

                          3.6 Partial Reductions of Tranche A Borrowing Base. Borrower has the option, from time to time after January 15, 1997, upon not less than thirty (30) days prior written notice to Foothill, to permanently reduce the Tranche A Borrowing Base in increments of Five Million Dollars ($5,000,000); provided, however, that the maximum amount that the Tranche A Borrowing Base may be reduced is Twenty Million Dollars ($20,000,000). Borrower shall not have any obligation to pay an Early Termination Premium in connection with any of the above described partial reductions unless, within six (6) months following the date





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                 of any such reduction, Borrower elects to terminate this
                 Agreement in its entirety pursuant to Section 3.5.

                          3.7 Partial Reductions of Maximum Tranche B Credit Amount. Borrower has the option, from time to time after January 15, 1997, upon not less than thirty (30) days prior written notice to Foothill, to permanently reduce the Maximum Tranche B Credit Amount in increments of Two Million Dollars ($2,000,000); provided, however, that the maximum amount that the Maximum Tranche B Credit Amount may be reduced shall not exceed the greater of (a) Twelve Million Dollars ($12,000,000) or (b) forty percent (40%) of the Maximum Tranche B Credit Amount. Borrower shall not have any obligation to pay an Early Termination Premium in connection with any of the above described partial reductions unless, within six (6) months following the date of any such reduction, Borrower elects to terminate this Agreement in its entirety pursuant to Section 3.5.

                          (n)  Section 4.4 of the Agreement is hereby amended
by deleting the words "the Additional Tranche A Collateral" in the third line of such Section, and replacing them with "Tranche A Additional Collateral that is owned by a Pledged Subsidiary"; and by adding the following after the word "Collateral" in the penultimate line of such Section: ", Tranche A Additional Collateral, and Tranche B Collateral".

                          (o)  The proviso at the end of clause (b) of Section
6.12 of the Agreement is hereby amended to read as follows:

                          "provided, however, that prior to an Event of
                 Default, payments with respect to such losses of up to One Hundred Twenty Five Thousand Dollars ($125,000) per bus and Two Hundred Fifty Thousand Dollars ($250,000) per terminal, but in no event more than One Million Dollars ($1,000,000) per year for all buses, or One Million Dollars ($1,000,000) per year for all terminals, may be retained by Borrower to rebuild, repair, or replace such property."

                          (p)  Section 7.10 of the Agreement is hereby amended
by deleting the words "Twenty Five Million Dollars ($25,000,000)" wherever they may appear and replacing them with "Thirty Million Dollars ($30,000,000)".

                          (q)  Clause (g) of Section 7.14 is hereby amended to
read as follows:

                          "(g)  Borrower may hold evidence of previous advances
                 or loans to its subsidiaries, and hereafter may: (i) make advances or loans to: (y) its wholly owned subsidiaries in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding at any one time, and (z) companies in which it has at least a twenty five percent (25%) ownership interest but which are not wholly owned, in an aggregate amount not to exceed Ten Million Dollars ($10,000,000), outstanding at any one time, provided that all such indebtedness under clauses (y)





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         and (z) shall be evidenced by an instrument and (to the extent not prohibited by existing agreements of such companies) be secured by the available assets of such companies and Borrower's liens and security interests shall be pledged and assigned to Foothill hereunder; and
         (ii) make equity investments in its wholly owned subsidiaries in an amount not to exceed Ten Million Dollars ($10,000,000) in any fiscal year; provided, however, the difference between Ten Million Dollars ($10,000,000) and the amount of Borrower's actual contributions to its subsidiaries in any fiscal year of Borrower may be carried forward cumulatively to succeeding fiscal years to increase the foregoing annual contribution limitation by the amount of such carryforward until same has been used by Borrower;"

                          (r)  Clause (i) of Section 7.14 is hereby amended by
deleting the words "Five Million Dollars ($5,000,000)" and replacing them with "Ten Million Dollars ($10,000,000)".

                          (s)  Section 8.9 is hereby amended by deleting the
words "Two Hundred Fifty Thousand Dollars ($250,000)" and replacing them with "One Million Dollars ($1,000,000)".

                          (t)  Section 8.16 is hereby amended by deleting the
words "Two Hundred Thousand Dollars ($200,000)" and replacing them with "One Million Dollars ($1,000,000)".

                          (u)  Schedule C-1 to the Agreement is hereby replaced
by Schedule C-1 attached hereto.

                 3. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof, except to the extent that they relate solely to an earlier date in which case they shall be true, complete and accurate as of such earlier date.

                 4. NO DEFAULTS. Borrower hereby affirms to Foothill that no Event of Default has occurred and is continuing as of the date hereof.

                 5.       CONDITIONS PRECEDENT.   The effectiveness of this
Amendment is expressly conditioned upon the following:

                          (a)  Borrower shall have pledged, or caused its
Pledged Subsidiaries to pledge, to Foothill as Tranche A Additional Collateral a first priority, perfected security interest in buses with a bulk wholesale value of at least $3,750,000, as determined by a third party appraisal that is satisfactory to Foothill in its reasonable credit judgment;

                          (b)  Payment by Borrower to Foothill of an amendment
fee in the aggregate amount of Thirty Five Thousand Dollars ($35,000), such fee to be charged to Borrower's loan account pursuant to Section 2.5(d) of the Agreement;





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                          (c)  Payment by Borrower to Foothill of an increased
commitment fee in the aggregate amount of One Hundred Twenty Five Thousand Dollars ($125,000), such fee to be charged to Borrower's loan account pursuant to Section 2.5(d) of the Agreement; and

                          (d)  Receipt by Foothill of an executed copy of this
Amendment and any required amendments to the Mortgages or other Loan Documents.

                 6. COSTS AND EXPENSES. Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, fees and costs arising out of the amendments to the Mortgages and any endorsements to policies of title insurance insuring the lien of any Mortgages, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

                 7. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

                 8. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

                 IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                  FOOTHILL CAPITAL CORPORATION,
                                  a California corporation

                                  By: /s/ KENT DAHL
                                     ------------------------------------
                                  Title:  Senior Vice President/Treasurer


                                  GREYHOUND LINES, INC.,
                                  a Delaware corporation


                                  By: /s/ STEVEN L. KORBY
                                     ------------------------------------
                                  Title:  Executive Vice President, Chief
                                          Financial Officer and
                                          Treasurer






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

STATE OF TEXAS       )
                     ) SS.
COUNTY OF DALLAS     )
          -----------


         Before me, the undersigned authority, on this day personally appeared Steve L. Korby [Name of Officer] Executive Vice President, Chief Financial
- --------------                   -----------------------------------------
Officer and Treasurer [Title of Officer] of GREYHOUND LINES, INC., a Delaware
- ---------------------
corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

         Given under my hand and seal on April 11, 1996 [Date].
                                         --------------


                                         /s/ PHYLLIS W. MORRIS
                                         ----------------------------------
                                         NOTARY PUBLIC, STATE OF TEXAS
                                         PRINTED NAME OF NOTARY

                                             PHYLLIS W. MORRIS
                                         ----------------------------------

MY COMMISSION EXPIRES:

        9-8-99
- ------------------------



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                 The undersigned has executed a Security Agreement-Stock Pledge in favor of Foothill Capital Corporation ("Foothill") collateralizing the obligations of Greyhound Lines, Inc., ("Greyhound") owing to Foothill. The undersigned acknowledges the terms of the above Amendment and reaffirms and agrees that: its Security Agreement-Stock Pledge remains in full force and effect; nothing in such Security Agreement-Stock Pledge obligates Foothill to notify the undersigned of any changes in the financial accommodations made available to Greyhound or to seek reaffirmations of the Security
Agreement-Stock Pledge; and no requirement to so notify the undersigned or to seek reaffirmations in the future shall be implied by the execution of this reaffirmation.


                                      T & V HOLDING COMPANY,
                                      a Delaware corporation

                                      By: /s/ STEVEN L. KORBY
                                         ------------------------------------
                                      Name:   STEVEN L. KORBY
                                           ----------------------------------
                                      Title:  Executive Vice President, Chief
                                              Financial Officer and Treasurer





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